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                                                                    EXHIBIT 99.1


                          [CHASE INDUSTRIES INC. LOGO]

                       CHASE INDUSTRIES SELLS LEAVITT TUBE

MONTPELIER, OHIO, MARCH 30, 2001--CHASE INDUSTRIES INC. (NYSE: CSI) today announced it has completed the sale of its Leavitt Tube Company subsidiary, to the privately-held Pinkert Industrial Group, LLC, headquartered in Chicago. As previously announced, the sale price was approximately $32 million, subject to post closing adjustments. Leavitt Tube, a producer of steel tubing, recorded 2000 sales of $115 million and EBITDA of $6 million.

Including tax benefits, Chase expects to realize cash proceeds of approximately $40 million from the sale of Leavitt and recorded a $36 million after-tax loss on the sale in 2000. These estimates are subject to post closing adjustments.

The $32 million cash proceeds from the sale will be used to reduce bank debt of approximately $12 million and the remainder will be invested in short-term securities.

Chase Industries, through its wholly owned subsidiary Chase Brass & Copper Company, is a leading manufacturer of free-machining and forging brass rod.

Chase Brass & Copper Company, employing more than 300 people at its Montpelier, Ohio, plant, is an ISO 9002 certified manufacturer and supplier of free-machining brass rod in the United States and Canada. Its diverse customer base of more than 250 companies uses Chase's "Blue Dot" trademark rod to produce a variety of products, such as plumbing fixtures, heating and air conditioning components, industrial valves, automotive parts, and numerous hardware components.

Chase Industries is traded on the New York Stock Exchange under the symbol CSI.

Safe Harbor Disclaimer: This press release contains forward looking statements regarding financial matters resulting from the sale of Leavitt. These statements are identified by the use of words such as "expects," "scheduled," "will," "estimate" and other words referring to events to occur in the future. Events described in these forward looking statements are subject to risks and uncertainties which could cause actual occurrences and results to differ materially from those anticipated, as described in the forward looking statements. Actual occurrences and results will be subject to and affected by, among other things, the amount of adjustments to the purchase price which will not be determined until after closing, allocation of the purchase price, total expenses associated with the sale, and the availability of Chase to utilize tax losses generated as a result of the sale.

FOR FURTHER INFORMATION

AT THE COMPANY:                AT THE FINANCIAL RELATIONS BOARD:

MIKE SEGRAVES                  GENERAL                  ANALYST
CHIEF FINANCIAL OFFICER        MARILYN WINDSOR          BILL SCHMIDLE
(419) 485-3193                 (312) 640-6692           (312) 640-6753

WEB SITE:   WWW.CHASEINDUSTRIESINC.COM

    FOR MORE INFORMATION ABOUT CHASE INDUSTRIES INC., FREE OF CHARGE VIA FAX,
                 DIAL 1-800-PRO-INFO AND USE TICKER SYMBOL CSI.